Exhibit 99.A

News For Immediate Release

El Paso Pipeline Partners Reports Substantial Increase in Distributable Cash Flow and Continued Earnings Growth

HOUSTON, TEXAS, August 4, 2011—El Paso Pipeline Partners, L.P. (NYSE:EPB) is reporting today second quarter 2011 financial and operational results for the partnership.

Second Quarter 2011 Highlights:

•            $146 million distributable cash flow, a 54 percent increase from second quarter 2010

•            $0.50 earnings per common unit, an 11 percent increase from second quarter 2010

•            $238 million adjusted EBITDA, up 43 percent from second quarter 2010

•            Raised quarterly cash distributions to $0.48 per common unit, up 20 percent from the second quarter of 2010

•            The Southern Natural Gas Company (SNG) South System III Phase II and Southeast Supply Header (SESH) Phase II expansions were placed in service on-time and under-budget

•            The partnership continued its successful acquisition strategy, acquiring additional interests in Colorado Interstate Gas (CIG) and SNG, two leading interstate natural gas pipelines

“We continue to deliver superior results for our unitholders with another quarter of higher earnings and cash flow,” said Jim Yardley, president and chief executive officer of El Paso Pipeline Partners. “Our portfolio of high-quality assets continues to grow through acquisitions and expansions.  During the quarter, we completed the acquisition of additional interests in CIG and SNG, and now own 100 percent of SNG.  We also placed into service additional expansion projects which brings our total to fourteen in less than three years.  Our successful acquisitions and expansions have enabled us to deliver consistent distribution growth, as we have increased quarterly distributions every quarter since our IPO in 2007.”

A summary of financial results for the quarters and six months ended June 30, 2011 and 2010 is as follows:

Financial Results	Quarters Ended June 30,		Six Months Ended June 30,
($ in millions, except per-unit amount)	2011	2010	2011	2010
Operating revenues	$358	$328	$724	$661
Operating expenses
Operation and maintenance	104	92	196	175
Depreciation and amortization	43	39	84	73
Taxes, other than income	18	15	35	30
Operating income	193	182	409	383
Earnings from unconsolidated affiliates	4	3	8	8
Other income, net	2	5	4	20
Interest and debt expense, net	(61)	(48)	(120)	(83)
Affiliated interest income, net	—	1	—	2
Income before income taxes	138	143	301	330
Income tax expense	—	—	—	(2)
Net income	138	143	301	328
Net income attributable to noncontrolling interests	(22)	(56)	(70)	(125)

Net income attributable to EPB(1)	$116	$87	$231	$203

Net income attributable to limited partners	$98	$63	$201	$133

Net income attributable to EPB per common unit—basic and diluted	$0.50	$0.45	$1.06	$0.98

Weighted average common units outstanding(2)	198	114	189	110

(1)    For the quarter and six months ended June 30, 2010, amounts include $20 million and $63 million of pre-acquisition earnings, which were attributable to the general partner

(2)    All 27.7 million subordinated units were converted to common units on a one-for-one basis effective January 3, 2011

Quarterly Financial Results

Net income attributable to the limited partners continues to grow rapidly; as the partnership reported $98 million for the second quarter 2011, up 56 percent from the same 2010 period.  Earnings per common unit was also higher, increasing 11 percent to $0.50.  These increases were primarily the result of the acquisitions of Southern LNG (SLNG), Elba Express, and incremental interests in SNG, as well as the completion of the organic growth projects that went into service throughout 2010 and 2011 including the SLNG Elba Phase IIIA, WIC System, CIG Raton 2010, SESH Phase II and Phases I and II of SNG South System III expansions.

Adjusted EBITDA and distributable cash flow both grew sharply.  Adjusted EBITDA grew 43 percent to $238 million, while distributable cash flow rose by 54 percent to $146 million.  Distribution coverage for the second quarter 2011 was 1.3 times.

Second quarter earnings include a $14 million benefit related to BG LNG Services’ election not to continue with Phase B of SLNG’s Elba III expansion.  Distributable cash flow for the same period increased by approximately $8 million as a result of this cancellation.

The primary drivers for the quarter-to-quarter increase in adjusted EBITDA and distributable cash flow were the acquisition of an additional 49 percent interest in both SLNG and Elba Express in November 2010; the acquisition of an aggregate 55 percent additional interest in SNG in November 2010, March 2011, and June 2011; the acquisition of an additional 28 percent interest in CIG in June 2011; and the completion of the previously mentioned organic growth projects during 2010 and 2011.

Six Month Financial Results

For the first six months of 2011 and 2010, net income attributable to the limited partners was $201 million and $133 million, respectively.  Earnings per common unit for the six months ended June 30, 2011 increased 8 percent to $1.06.  These increases were primarily the result of the acquisition of SLNG and Elba Express, as well as additional interests in SNG.

Adjusted EBITDA for the six months ended June 30, 2011 grew 38 percent from the first six months of 2010 to $468 million. Distributable cash flow of $298 million for the first six months of 2011 represents a 60 percent increase from the same period in 2010.

Adjusted EBITDA and distributable cash flow rose significantly in the first half of 2011 primarily as a result of the acquisitions of SLNG, Elba Express, and additional interests in SNG and CIG.  The completion of organic growth projects in 2010 and 2011 referenced above also contributed to the improved results for the first half of 2011.

Interest and Debt Expense

For the second quarter and six months ended June 30, 2011, interest and debt expense was $61 million and $120 million respectively, compared with $48 million and $83 million, respectively, for the same 2010 period.  The higher interest expense is due to higher average fixed-rate debt outstanding used to fund acquisitions and organic expansion projects.  The increase was partially offset by lower average balance outstanding under the revolving credit facility.

Capital Expenditures

The partnership continues to execute on its organic projects.  During the six months ended June 30, 2011, El Paso Pipeline Partners invested $88 million of growth capital, primarily for the second phase of SNG’s South System III and SESH Phase II expansion projects which went into service in June 2011.  Maintenance capital expenditures for the first six months of 2011 totaled $46 million.

Webcast Information

El Paso Pipeline Partners has scheduled a live webcast to review its second quarter 2011 results, on August 4, 2011, beginning at 11:30 a.m. Eastern Time, 10:30 a.m. Central Time, which may be accessed online through El Paso Pipeline Partners’ website at www.eppipelinepartners.com in the Investors section.  During the webcast, management will refer to slides that will be posted on the website. The slides will be available one hour before the webcast and can be accessed in the Investors section. A limited number of telephone lines will also be available to participants by dialing (877) 260-0861 (conference ID #79534170) ten minutes prior to the start of the webcast.

A replay of the webcast will be available online through the partnership’s website in the Investors section.  A telephone audio replay will also be available through August 12, 2011 by dialing (800) 642-1687 (conference ID #79534170).  If you have any questions regarding this procedure, please contact Margie Fox at (713) 420-2903.

The partnership’s financial statements will be available in the Investors section of its Web site at www.eppipelinepartners.com.  The partnership’s June 30, 2011, Form 10-Q will be available online once it is filed.  Copies of all filed documents, including the partnership’s Annual Reports on Form 10-K are also available, free of charge, by calling (877) 357-2766.

El Paso Pipeline Partners, L.P. is a Delaware limited partnership formed by El Paso Corporation to own and operate natural gas transportation pipelines and storage assets. El Paso Corporation owns a 42 percent limited partner interest, and the 2 percent general partner interest in the partnership. El Paso Pipeline Partners, L.P. owns Wyoming Interstate Company, L.L.C. (WIC), Southern LNG Company, L.L.C. (SLNG), Elba Express Company, L.L.C. (Elba Express), Southern Natural Gas Company, L.L.C. (SNG), and an 86 percent interest in Colorado Interstate Gas Company (CIG).  WIC and CIG are interstate pipeline systems serving the Rocky Mountain region, SLNG owns the Elba Island LNG storage and regasification terminal near Savannah, Georgia, and both Elba Express and SNG are interstate pipeline systems serving the southeastern region of the United States.

Disclosure of Non-GAAP Financial Measures

The SEC’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure. In the event of such a disclosure or release, Regulation G requires (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. The required presentations and reconciliations are attached or included in the body of this release. Additional detail regarding non-GAAP financial measures can be reviewed in El Paso Pipeline Partners’ Financial and Operational Reporting Package, which will be posted at www.eppipelinepartners.com in the Investors section.

We use the non-GAAP financial measure Distributable Cash Flow as it provides important information relating to the relationship between our financial operating performance and our cash distribution capability. Additionally, we use Distributable Cash Flow in setting forward expectations and in communications with our board of directors of our general partner. We define Distributable Cash Flow as Adjusted EBITDA less cash interest expense, maintenance capital expenditures, pre-acquisition undistributed earnings from consolidated subsidiaries and other income and expenses, net, which primarily includes deferred revenue, a non-cash allowance for equity funds used during construction (AFUDC equity) and other non-cash items.

We use earnings before interest and taxes, or EBIT, as a measure to assess the operating results and effectiveness of our business, which consists of consolidated operations as well as investments in unconsolidated affiliates. We believe EBIT is useful to investors as it provides them with the same measure used by management to evaluate our performance and allows investors to evaluate our operating results without regard to our financing methods or capital structure. We define the non-GAAP financial measure EBIT as net income adjusted for interest and debt expense, net of interest income, affiliate interest income and expense, net, income tax expense, and net income attributable to non-controlling interests.

Adjusted EBITDA is defined as net income adjusted for (i) income tax expense (ii) interest and debt expense, net of interest income, (iii) affiliated interest income, net of affiliated interest expense, (iv) depreciation and amortization expense, (v) the partnership’s share of distributions declared by unconsolidated affiliates for the applicable period, (vi) earnings from unconsolidated affiliates, and (vii) distributions declared by majority-owned subsidiaries to El Paso Corporation for the applicable period.

We believe that the non-GAAP financial measures described above are also useful to investors because these measurements are used by many companies in the industry as a measurement of operating and financial performance and are commonly employed by financial analysts and others to evaluate the operating and financial performance of the partnership and to compare it with the performance of other publicly traded partnerships within the industry. These non-GAAP financial measures may not be comparable to similarly titled measures used by other companies and should not be used as a substitute for net income, earnings per unit, operating income, cash flow from operating activities or other measures of financial performance presented in accordance with GAAP.  Furthermore, these non-GAAP measures should not be viewed as indicative of the actual amount of cash that we have available for distributions or that we plan to distribute for a given period, nor should they be equated to available cash as defined in our partnership agreement.

	Non-GAAP Reconciliation Schedule	Quarters Ended June 30,		Six Months Ended June 30,
	($ millions)	2011	2010	2011	2010
	Net income	$138	$143	$301	$328
	Net income attributable to noncontrolling interest	(22)	(56)	(70)	(125)
	Net income attributable to EPB	116	87	231	203
	Add: Income tax expense	—	—	—	2
	Add: Interest and debt expense, net	61	48	120	83
	Less: Affiliated interest income, net	—	(1)	—	(2)
	Earnings before interest expense and income taxes (EBIT)	177	134	351	286
Add:	Depreciation and amortization	43	39	84	73
	Distributions declared by unconsolidated affiliates	4	5	9	9
	Net income attributable to noncontrolling interest	22	56	70	125
Less:	Earnings from unconsolidated affiliates	(4)	(3)	(8)	(8)
	Distributions declared by majority-owned subsidiaries to El Paso Corporation(1)	(4)	(64)	(38)	(147)
	Adjusted EBITDA	$238	$167	$468	$338
	Less: Cash interest expense, net	(59)	(47)	(116)	(84)
	Maintenance capital expenditures	(26)	(12)	(46)	(23)
	Pre-acquisition undistributed earnings from consolidated subsidiaries(2)	—	(7)	—	(18)
	Other, net(3)	(7)	(6)	(8)	(27)
	Distributable cash flow	$146	$95	$298	$186

(1) In 2Q 2011 and first half 2011, declared distributions include $4 million and $26 million from CIG, respectively, and $12 million from SNG in first half of 2011.  In 2Q 2010 and first half 2010, declared distributions include $16 million and $40 million from CIG, respectively, $30 million and $ 81 million from SNG, respectively, $12 million and $20 million, respectively, from SLNG, and $6 million from Elba Express for each period

(2) The 2010 amount represents SNG’s undistributed earnings prior to the November 2010 acquisition by EPB

(3) Includes deferred revenue and other non-cash items such as, AFUDC equity, $6 million non-cash earnings related to BG’s cancellation option and related write-off in 2Q 2011, and other items

Cautionary Statement Regarding Forward-Looking Statements

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. El Paso Pipeline Partners has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the ability to meet our 2011 projections and guidance; our ability to complete planned asset purchases from El Paso Corporation; volatility in, and access to capital markets, the ability to obtain necessary governmental approvals for proposed pipeline projects and to successfully construct such projects on a timely basis and within estimated costs; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; the risks associated with contracting and recontracting of transportation commitments; regulatory uncertainties associated with pipeline rate cases; actions taken by customers, third-party operators, processors and transporters; conditions in geographic regions or markets served by El Paso Pipeline Partners and its affiliates and equity investees or where its operations and affiliates are located; the effects of existing and future laws and governmental regulations; competitive conditions in our industry; changes in the availability and cost of capital; and other factors described in El Paso Pipeline Partners’ (and its affiliates’) Securities and Exchange Commission filings. While these statements and projections are made in good faith, El Paso Pipeline Partners and its management cannot guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. El Paso Pipeline Partners assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made, whether as a result of new information, future events, or otherwise.

Contacts:

Investor & Media Relations

Bruce Connery, Vice President

(713) 420-5855

Media Relations

Bill Baerg, Manager

(713) 420-2906